UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
       REED,     WARREN   E.

       4709 WALDENWOOD DRIVE
   HIGHLANDS RANCH,  CO   80126
     USA
2. Issuer Name and Ticker or Trading Symbol
       ONLINE POWER SUPPLY, INC.
       OPWR
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
      APRIL 30, 2001
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   DIRECTOR INTERNATIONAL SALES & MARKETING
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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
    $.0001 Par Value Common|N/A   |N/A | |N/A               |   |N/A        |8,789              |D     |                           |
 Stock                     |      |    | |                  |   |           |                   |      |                           |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
  Right to Buy (ISOP) |$2.875  |     |    | |           |   |12/16|12/15|$.0001 Par V|25,000 |       |25,000      |D  |            |
(a)                   |        |     |    | |           |   |/98  |/01  |alue Common |       |       |            |   |            |
                      |        |     |    | |           |   |     |     |Stock       |       |       |            |   |            |
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  Right to Buy (ISOP) |$5.62   |     |    | |           |   |12/14|12/13|$.0001 Par V|5,067  |       |5,067       |D  |            |
(a)                   |        |     |    | |           |   |/99  |/09  |alue Common |       |       |            |   |            |
                      |        |     |    | |           |   |     |     |Stock       |       |       |            |   |            |
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  Right to Buy (Nonqua|$8.125  |04/02|D   |V|100,000    |D  |09/01|09/01|$.0001 Par V|100,000|       |-0-         |D  |            |
lified) (b)           |        |/01  |    | |           |   |/00  |/05  |alue Common |       |       |            |   |            |
                      |        |     |    | |           |   |     |     |Stock       |       |       |            |   |            |
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  Right to Buy (Nonqua|$8.125  |04/02|A   |V|40,000     |A  |04/02|(c)  |$.0001 Par V|40,000 |       |40,000      |D  |            |
lified) (c)           |        |/01  |    | |           |   |/01  |     |alue Common |       |       |            |   |            |
                      |        |     |    | |           |   |     |     |Stock       |       |       |            |   |            |
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  Right to Buy (Nonqua|$3.50   |04/02|A   |V|35,000     |A  |04/02|(d)  |$.0001 Par V|35,000 |       |35,000      |D  |            |
lified) (d)           |        |/01  |    | |           |   |/01  |     |alue Common |       |       |            |   |            |
                      |        |     |    | |           |   |     |     |Stock       |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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
Explanation of Responses:
(a) Stock options granted under the Issuer's Incentive Stock Option Plan ("ISOP"), exempt under Rule 16b-3.
(b)  Cancellation of stock
options.
(c) Stock options granted exempt under Rule 16b-3. The stock opitons were not issued under the Issuer's ISOP, which plan is qualified under Section 422 of the Internal Revenue Code.
Options were granted on April 2, 2001.
33% of the share options vested immediately; 33% vests on April 2, 2002 and 34% vests on April 2, 2003. Each vested portion of the option has a ten year exercisable
term.
(d) Stock options granted exempt under Rule 16b-3. The stock opitons were not issued under the Issuer's ISOP, which plan is qualified under Section 422 of the Internal Revenue Code.
Options were granted on April 2, 2001.
25% of the share options vested immediately and 25% vests on April 2, 2002, 2003 and 2004. Each vested portion of the option has a ten year exercisable
term.
SIGNATURE OF REPORTING PERSON
    /s/  WARREN E. REED
DATE
    May 4, 2001